Exhibit 99.1

A Letter from Amro Albanna

I am proud of our accomplishments since the completion of our IPO in July 2020. Guided by our mission is to improve the health of the immune system, we are developing innovations in two key areas. Immune Monitoring and Immune Retraining.

The two significant milestones that we set for Aditxt this year, 2021, are transitioning the company from pre-revenue to revenue and transitioning our therapeutic program from pre-clinical to clinical. Revenue growth will be driven by our immune monitoring segment, which is branded AditxtScore™. Our clinical expansion will be driven through our Aditxt Reprogramming and therapeutic segment. The following is a review of the actions we’ve taken towards those stated goals.

Let’s start with immune monitoring. It is now more apparent than ever, given the challenge the world has faced with the COVID-19 pandemic, that we must understand immunity status at an individual level, not only at a population level. We have been developing AditxtScore as an immune monitoring service with a vision to transform reactive testing into proactive monitoring. Since the IPO, we’ve made the following progress towards commercializing AditxtScore from a promising innovation into a commercial product:

●	To begin, we established AditxtScore as a health tech brand with a vision focused on personalized health.

●	We expanded on the original IP we licensed from Stanford University by preparing and filing additional patent applications in the U.S. and internationally.

●	We established an R&D facility in Silicon Valley near Stanford University to develop applications based on the AditxtScore platform in areas including infectious diseases, organ rejection, disease susceptibility, and drug response.

●	Our team leaped into action in response to the COVID-19 event and rapidly launched the first AditxtScore application, AditxtScore for COVID-19. We also developed an application for providing information about levels of immunity for SARS-CoV-2 whether that immunity was acquired via natural exposure or vaccination. This will be essential information as more of the world’s population gets vaccinated.

●	The Stanford Blood Center validated the AditxtScore for COVID-19.

●	With the above accomplished, our focus turned to operation. Given our business model of processing biological samples in our AditxtScore Centers, we decided to operate as CLIA lab and launch AditxtScore current and future applications as Lab Developed Tests (LDT). Our regulatory and product development team is continuing in parallel to pursue EUA and ultimately 510K.

●	We established an interim CLIA certified laboratory in Richmond, VA, in collaboration with one of our partners. This was an interim step while we were planning for a longer-term facility.

As we recently announced in a joint press conference with the Governor of Virginia and the Mayor of Richmond, we are in the process of establishing our first high-capacity AditxtScore Center with a targeted annual capacity of 10M AditxtScores per year by the end of 2023. This facility will be up and running on July 1st.

●	We’ve also recruited a team of industry experts with deep clinical and operational backgrounds, including several people with extensive experience at the Mayo Clinic and Quest Diagnostics. They bring the clinical and operational knowledge we need to manage and operate our AditxtScore Centers.

●	We also recruited business development and P&L team members to focus on securing channel partners. Our channel partners are vital in getting AditxtScore into key industries, including healthcare, travel and tourism, and general wellness.

●	Our plan moving forward is to work with current and future channel partners on joint marketing to create awareness for AditxtScore and AditxtScore for COVID-19. This is going to be a cornerstone in our efforts to capture market share. As you’ve seen recently, we recruited a Chief Communications Officer who came from BMS and brings significant experience in biotech and consumer health.

The steps above have gotten us significantly closer to our first goal of making AditxtScore commercially available.

Now let me address our second segment, Aditxt Reprogramming which is the therapeutics side of our business. We are developing a new class of therapeutics designed to retrain the immune system to potentially address organ rejection, autoimmune diseases, and allergies.

Our first therapeutic technology platform is referred to as ADi, which stands for Apoptotic DNA Immunotherapy. We’ve taken the following steps towards getting ADi into clinical trials, which is our second goal in 2021:

●	We expanded on the original IP we licensed from Loma Linda University by filing additional patent applications. We now have approximately 95 issued patents in the U.S. and internationally.

●	We established an R&D facility in Silicon Valley, which I previously mentioned, to advance the work necessary to get into clinical trials.

●	We brought in a team from the industry with scientific, clinical, and commercialization expertise in autoimmunity and organ transplantation.

●	This team is currently working on pre-IND enabling activities, including GMP manufacturing and tox studies which are required for IND submission.

●	We are now targeting the 4th quarter of this year to start the first-in-human trials, which will be in Germany, pending regulatory approvals. The trial will be focused on psoriasis as a POC in autoimmunity.

●	With clinical trials nearing, our business development team is working on mapping out our strategy for partnering with big pharma in the form of co-development and licensing sometime in 2022.

To recap, in just 10 months since our IPO, we have expanded our IP portfolio, recruited key team members, built the necessary infrastructure to advance development and deployment for AditxtScore and AditxtReprogramming, and positioned the company for the commercialization of AditxtScore and clinical trials for AditxtReprogramming -- all in just 300 calendar days.

I hope this brief update provided a clear roadmap of our goals and significant progress to date. I believe in Aditxt and its team, and I am tremendously excited about our prospects. We are well-positioned to deliver innovations that could potentially address significant health challenges. Our current market cap hovers around $30M-40M depending on the day. I know we would all enjoy a much higher market cap, but our focus is on building the company and its market share, as I believe that will ultimately drive the value of Aditxt.

We are here today because of the many stakeholders who believed in us and our mission. I want to take this opportunity to thank you as our shareholders. I would also like to recognize and thank our team and our partners who have been working practically seven days a week to pursue our mission and reach the goals we set for Aditxt.

Thank you.

Amro Albanna

Co-Founder and Chief Executive Officer

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